Exhibit 99.1

NEWS RELEASE

Contact:
Alliance HealthCare Services
Howard Aihara
Executive Vice President
Chief Financial Officer
(949) 242-5300

ALLIANCE HEALTHCARE SERVICES REPORTS RESULTS
FOR THE FIRST QUARTER ENDED MARCH 31, 2014

NEWPORT BEACH, CA-May 7, 2014-Alliance HealthCare Services, Inc. (NASDAQ:AIQ) (the “Company” or “Alliance”), a leading national provider of outsourced radiology and radiation therapy services, announced results for the first quarter ended March 31, 2014.

First Quarter 2014 Highlights

•
Delivered $33.0 million of Adjusted EBITDA (as defined below), representing consistent results with prior year, when adjusted for one-time items in the first quarter of 2013, and planned investments outlined below.

•	Continued to generate strong cash flow, with $9.4 million reduction in net debt in the first quarter of 2014.

•	Oncology Division revenue grew by 13% in the first quarter of 2014, to $20.7 million, from $18.4 million in the first quarter of 2013.

•	Generated Adjusted Net Income Per Share (as defined below) of $0.28.

First Quarter 2014 Financial Results

“We are pleased by the first quarter performance of our oncology business, which is up 13% over the prior year period on a revenue basis. This strong growth is driven by significant increases in same store volumes for both linear accelerator and stereotactic radiosurgery, which increased by 13.7% and 4.4%, respectively, over the prior year. In addition, we benefited as a result of new revenue generated from Alliance Oncology’s relationship with the Medical University of South Carolina (MUSC). Despite the impact of severe weather on our radiology service line around the country during the first quarter, Alliance Radiology revenues rebounded to plan levels in March and we have seen this performance carry forward into April,” stated Tom Tomlinson, Chief Executive Officer and President of Alliance HealthCare Services.”

Tomlinson continued, “We continue to be encouraged by the progress of our growth strategy, building towards our goal of being the indispensable partner of choice to our hospital customers, and delivering value across our radiology and radiation therapy service lines. We are confident that the steps we are taking to transform Alliance will help us differentiate our business model and drive continued success across our service offerings. We continue to expect improvement in healthcare services volumes, including increased patient flow, due to the Affordable Care Act, in the remaining portion of the year. Our focus on helping our hospital customers drive volume growth, and executing on our strategic plan gives us confidence that we will achieve full year guidance.”
Revenue for the first quarter of 2014 was $105.4 million compared to $110.4 million in the first quarter of 2013. Of the total $5.0 million decrease, the sale of our Professional Radiology Services business line in December 2013 and

Exhibit 99.1

pruning of unprofitable business in our Imaging Division impacted the total by $3.9 million. Organically, first quarter 2014 revenue decreased by 1% compared to the first quarter of 2013.

Alliance’s Adjusted EBITDA decreased 6.3% to $33.0 million from $35.2 million in the first quarter of 2013. Of the $2.2 million decrease year over year, approximately $0.9 million was due to a prior year gain on the sale of an Oncology center and a one-time gain in one of our unconsolidated joint ventures. In addition, we invested approximately $1 million to build our consultative, sales, marketing, and strategic business development capabilities through our Enhanced Value Proposition (EVP) offering to our hospital customers--now branded the Alliance RAD360 Program.

Alliance’s net income, computed in accordance with generally accepted accounting principles (“GAAP”), totaled $1.9 million in the first quarter of 2014 and ($2.4) million in the first quarter of 2013.

Alliance’s historical income tax rate has been 42%, compared to the GAAP income tax rate of 43.8% in the first quarter of 2014 and 5.4% in the first quarter of 2013.

Net income on a diluted basis, computed in accordance with GAAP, increased to $0.18 per share in the first quarter of 2014 compared to ($0.23) per share for same quarter of 2013. Net income (loss) per share on a diluted basis was impacted by ($0.10) in the first quarter of 2014 and ($0.19) in the first quarter of 2013 in the aggregate due to restructuring charges, transaction costs, legal matter expenses and differences in the GAAP income tax rate from our historical income tax rate.

Cash flows provided by operating activities totaled $19.0 million in the first quarter of 2014 compared to $10.5 million in the first quarter of 2013. This increase was mainly attributed to strong collections on accounts receivable in addition to interest savings in connection with the debt refinancing completed during 2013. In the first quarter of 2014, capital expenditures were $5.7 million compared to $5.6 million in the first quarter of 2013.

Alliance's net debt, defined as total long-term debt (including current maturities) less cash and cash equivalents, decreased $9.4 million to $485.6 million at March 31, 2014 from $495.0 million at December 31, 2013. Cash and cash equivalents were $29.1 million at March 31, 2014 and $34.7 million at December 31, 2013. As a result of the Company’s successful term loan refinancing in 2013, the Company’s net debt was increased by $16.5 million related to fees and expenses incurred and $3.1 million due to the change in the unamortized discount on the old and new term loans. The Company's net debt, as defined above, divided by the last twelve months Consolidated Adjusted EBITDA was 3.34x for the twelve month period ended March 31, 2014 compared to 3.66x for the twelve month period ended a year ago. The Company's total debt, as defined above, divided by the last twelve months Consolidated Adjusted EBITDA was 3.54x for the twelve month period ended March 31, 2014 compared to 3.88x for the twelve month period ended a year ago.

Tomlinson commented, “As we move further into 2014, the strong performance in our oncology division during the first quarter provides us increased confidence in our 2014 outlook and validates our full-service, partnership model. Our pipeline of new opportunities is growing and consistent with the commentary on our last call, we are investing in our sales and business development team. Within Alliance Radiology the team has made strong progress in building our RAD360 capabilities, including the recent acquisition of OnPoint’s technology suite. Our team responded well to the challenging weather in Q1, resulting in positive same store volume in March for MRI. Additionally, we have a number of significant hospital and system strategic partnership opportunities in our business development pipeline. I remain confident these investments will enable us to unlock the significant growth potential of Alliance Radiology, ensure we remain focused on generating strong free cash flow, and create long-term growth for our shareholders.”

Exhibit 99.1

Full Year 2014 Guidance

Alliance is confirming its full year 2014 guidance ranges as follows:

Guidance Ranges
(dollars in millions)
Revenue	$437 - $462
Adjusted EBITDA	$140 - $160
Capital expenditures	$52 - $62
Decrease in long-term debt, net of the change in cash and cash equivalents (before investment in acquisitions and debt refinancing costs)	$27 - $37

First Quarter 2014 Earnings Conference Call

Investors and all others are invited to listen to a conference call discussing first quarter 2014 results. The conference call is scheduled for Wednesday, May 7, 2014 at 5:00 p.m. Eastern Time. The call will be broadcast live on the Internet and can be accessed by visiting the Company’s website at www.alliancehealthcareservices-us.com. Click on Audio Presentations in the Investors section of the website to access the link.

The conference call can be accessed at (877) 638-4550 or (973) 582-2737. Interested parties should call at least five minutes prior to the call to register. A telephone replay will be available until August 6, 2014. The telephone replay can be accessed by calling (855) 859-2056 or (404) 537-3406. The conference call identification number is 40420120.

Definition of Non-GAAP Measures

Adjusted EBITDA and Adjusted Net Income Per Share are not measures of financial performance under generally accepted accounting principles in the United States, or “GAAP.”

For a more detailed discussion of these non-GAAP financial measures and a reconciliation to the most directly comparable GAAP financial measure, see the section entitled “Non-GAAP Measures” included in the tables following this release.

About Alliance HealthCare Services

Alliance HealthCare Services is a leading national provider of outsourced radiology and radiation therapy services based upon annual revenue and number of systems deployed.  Alliance focuses on MRI, PET/CT and CT through its Imaging division and radiation therapy through its Oncology division. With approximately 1,800 team members committed to providing exceptional patient care and exceeding customer expectations, Alliance provides quality clinical services for over 1,000 hospitals and other healthcare partners in 43 states. Alliance operates 497 diagnostic imaging and radiation therapy systems. The Company is the nation’s largest provider of advanced diagnostic mobile imaging services and one of the leading operators of fixed-site imaging centers, with 123 locations across the country. Alliance also operates 30 radiation therapy centers, including 18 stereotactic radiosurgery facilities, many of which are operated in conjunction with local community hospital partners, providing treatment and care for cancer patients. With 18 stereotactic radiosurgery systems in operation, Alliance is among the leading providers of stereotactic radiosurgery nationwide.

Exhibit 99.1

Forward-Looking Statements

This press release contains forward-looking statements relating to future events, including statements related to the Company’s cost savings plan and long-term growth, including its efforts to expand the Radiation Oncology Division and hospital and healthcare group partnerships; the Company’s expectations with respect to customer retention, new sales and growth in radiology services volume, and their impact on 2014 results, the Company’s Full Year 2014 Guidance, including its forecasts of revenue, Adjusted EBITDA, cash capital expenditures, cost savings due to refinancing of the Company’s credit facility and decrease in long-term debt. In this context, forward-looking statements often address the Company’s expected future business and financial results and often contain words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks” or “will.” Forward-looking statements by their nature address matters that are uncertain and subject to risks. Such uncertainties and risks include: changes in the preliminary financial results and estimates due to the restatement or review of the Company’s financial statements; the nature, timing and amount of any restatement or other adjustments; the Company’s ability to make timely filings of its required periodic reports under the Securities Exchange Act of 1934; issues relating to the Company’s ability to maintain effective internal control over financial reporting and disclosure controls and procedures; the Company’s high degree of leverage and its ability to service its debt; factors affecting the Company’s leverage, including interest rates; the risk that the counterparties to the Company’s interest rate swap agreements fail to satisfy their obligations under these agreements; the Company’s ability to obtain financing; the effect of operating and financial restrictions in the Company’s debt instruments; the accuracy of the Company’s estimates regarding its capital requirements; the effect of intense levels of competition in the Company’s industry; changes in the methods of third party reimbursements for diagnostic imaging and radiation oncology services; fluctuations or unpredictability of the Company’s revenues, including as a result of seasonality; changes in the healthcare regulatory environment; the Company’s ability to keep pace with technological developments within its industry; the growth or lack thereof in the market for imaging, radiation oncology and other services; the disruptive effect of hurricanes and other natural disasters; adverse changes in general domestic and worldwide economic conditions and instability and disruption of credit markets; difficulties the Company may face in connection with recent, pending or future acquisitions, including unexpected costs or liabilities resulting from the acquisitions, diversion of management’s attention from the operation of the Company’s business, and risks associated with integration of the acquisitions; and other risks and uncertainties identified in the Risk Factors section of the Company’s Form 10-K for the year ended December 31, 2013, filed with the Securities and Exchange Commission (the “SEC”), as may be modified or supplemented by our subsequent filings with the SEC. These uncertainties may cause actual future results or outcomes to differ materially from those expressed in the Company’s forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company does not undertake to update its forward-looking statements except as required under the federal securities laws.

Exhibit 99.1

ALLIANCE HEALTHCARE SERVICES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
AND COMPREHENSIVE INCOME (LOSS)
(Unaudited)
(in thousands, except per share amounts)

	Quarter Ended
	March 31,
	2013	2014
Revenues	$110,382	$105,365
Costs and expenses:
Cost of revenues, excluding depreciation and amortization	60,639	56,940
Selling, general and administrative expenses	19,095	18,739
Transaction costs	80	2
Severance and related costs	348	133
Depreciation expense	16,516	15,795
Amortization expense	3,794	1,952
Interest expense and other, net	12,272	6,238
Other (income) and expense, net	(902)	77
Total costs and expenses	111,842	99,876
(Loss) income before income taxes, earnings from unconsolidated investees, and noncontrolling interest	(1,460)	5,489
Income tax (benefit) expense	(138)	1,507
Earnings from unconsolidated investees	(1,734)	(998)
Net income	412	4,980
Less: Net income attributable to noncontrolling interest	(2,830)	(3,049)
Net (loss) income attributable to Alliance HealthCare Services, Inc.	$(2,418)	$1,931
Comprehensive (loss) income, net of taxes:
Net (loss) income attributable to Alliance HealthCare Services, Inc.	$(2,418)	$1,931
Unrealized (loss) gain on hedging transactions, net of taxes	(80)	20
Comprehensive (loss) income, net of taxes	$(2,498)	$1,951
(Loss) income per common share attributable to Alliance HealthCare Services, Inc.:
Basic	$(0.23)	$0.18
Diluted	$(0.23)	$0.18
Weighted-average number of shares of common stock and common stock equivalents:
Basic	10,627	10,666
Diluted	10,627	10,890

Exhibit 99.1

ALLIANCE HEALTHCARE SERVICES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)
(in thousands)

	December 31, 2013	March 31, 2014
ASSETS
Current assets:
Cash and cash equivalents	$34,702	$29,127
Accounts receivable, net of allowance for doubtful accounts	63,713	61,726
Deferred income taxes	21,849	21,849
Prepaid expenses	7,553	5,537
Other receivables	2,796	2,374
Total current assets	130,613	120,613
Equipment, at cost	824,103	821,994
Less accumulated depreciation	(654,350)	(662,584)
Equipment, net	169,753	159,410
Goodwill	56,975	56,975
Other intangible assets, net	101,801	99,841
Deferred financing costs, net	9,873	9,492
Other assets	20,832	18,930
Total assets	$489,847	$465,261
LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$11,990	$8,358
Accrued compensation and related expenses	21,166	12,852
Accrued interest payable	1,645	3,107
Other accrued liabilities	22,002	22,735
Current portion of long-term debt	15,066	14,110
Total current liabilities	71,869	61,162
Long-term debt, net of current portion	514,608	500,584
Other liabilities	4,714	4,639
Deferred income taxes	35,273	35,515
Total liabilities	626,464	601,900

Stockholders’ deficit:
Common stock	524	524
Treasury stock	(2,998)	(3,138)
Additional paid-in capital	23,521	25,610
Accumulated comprehensive loss	(82)	(62)
Accumulated deficit	(204,709)	(202,778)
Total stockholders’ deficit attributable to Alliance HealthCare Services, Inc.	(183,744)	(179,844)
Noncontrolling interest	47,127	43,205
Total stockholders’ deficit	(136,617)	(136,639)
Total liabilities and stockholders’ deficit	$489,847	$465,261

Exhibit 99.1

ALLIANCE HEALTHCARE SERVICES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited) (in thousands)

	Three Months Ended
	March 31,
Operating activities:	2013	2014
Net income	$412	$4,980
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for doubtful accounts	946	553
Share-based payment	406	334
Depreciation and amortization	20,310	17,747
Amortization of deferred financing costs	1,160	478
Accretion of discount on long-term debt	420	111
Adjustment of derivatives to fair value	123	31
Distributions (less) more than undistributed earnings from investees	(233)	96
Deferred income taxes	(254)	421
(Gain) loss on sale of assets	(805)	141
Changes in operating assets and liabilities, net of the effects of acquisitions:
Accounts receivable	(1,851)	1,434
Prepaid expenses	(889)	1,919
Other receivables	546	422
Other assets	368	167
Accounts payable	(1,769)	(3,604)
Accrued compensation and related expenses	(8,077)	(8,314)
Accrued interest payable	3,405	1,463
Income taxes payable	—	6
Other accrued liabilities	(3,739)	573
Net cash provided by operating activities	10,479	18,958
Investing activities:
Equipment purchases	(5,556)	(5,735)
Decrease in deposits on equipment	2,861	1,507
Increase in cash in escrow	(190)	—
Proceeds from sale of assets	1,596	142
Net cash used in investing activities	(1,289)	(4,086)
Financing activities:
Principal payments on equipment debt	(3,826)	(2,866)
Proceeds from equipment debt	4,845	—
Principal payments on term loan facility	(15,000)	(1,225)
Principal payments on revolving loan facility	—	(27,000)
Proceeds from revolving loan facility	—	16,000
Payments of debt issuance costs	(175)	—
Noncontrolling interest in subsidiaries	(4,344)	(3,771)
Equity investment in subsidiary	—	(1,500)
Proceeds from shared-based payment arrangements	—	55
Purchase of treasury stock	—	(140)
Net cash used in financing activities	(18,500)	(20,447)
Net decrease in cash and cash equivalents	(9,310)	(5,575)
Cash and cash equivalents, beginning of period	39,977	34,702
Cash and cash equivalents, end of period	$30,667	$29,127

Exhibit 99.1

ALLIANCE HEALTHCARE SERVICES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (continued)
(Unaudited)
(in thousands)

	Three Months Ended
	March 31,
	2013	2014
Supplemental disclosure of cash flow information:
Interest paid	$7,506	$4,338
Income taxes paid, net of refunds	1,764	46
Supplemental disclosure of non-cash investing and financing activities:
Comprehensive (loss) gain from hedging transactions, net of taxes	(80)	20
Equipment purchases in accounts payable	1,981	531
Adjustment to equity of noncontrolling interest	—	1,700
See accompanying notes.

Exhibit 99.1

ALLIANCE HEALTHCARE SERVICES, INC.
NON-GAAP MEASURES
(in thousands)

Adjusted EBITDA and Adjusted Net Income Per Share (the “Non-GAAP Measures”) are not measures of financial performance under generally accepted accounting principles in the United States, or “GAAP.”

Adjusted EBITDA, as defined by the Company’s management, represents net income (loss) before: interest expense, net of interest income; income taxes; depreciation expense; amortization expense; net income (loss) attributable to noncontrolling interests; non-cash share-based compensation; severance and related costs; restructuring charges; fees and expenses related to acquisitions, costs related to debt financing, legal matter expenses, non-cash impairment charges, and other non-cash charges included in other (income) expense, net, which includes non-cash losses on sales of equipment. The components used to reconcile net income (loss) to Adjusted EBITDA are consistent with our historical presentation of Adjusted EBITDA.

Adjusted Net Income Per Share, as defined by the Company’s management, represents net income (loss) before: restructuring charges; fees and expenses related to acquisitions; legal matter expenses; and differences in the GAAP income tax rate compared to our historical income tax rate. The components used to reconcile net income (loss) per share to Adjusted Net Income Per Share are consistent with our historical presentation of Adjusted Net Income Per Share.

Management uses the Non-GAAP Measures, and believes they are useful measures for investors, for a variety of reasons. Management regularly communicates the results of its Non-GAAP Measures and management’s interpretation of such results to its board of directors. Management also compares the Company’s results of its Non-GAAP Measures against internal targets as a key factor in determining cash incentive compensation for executives and other employees, largely because management feels that these measures are indicative of how our diagnostic imaging and radiation oncology businesses are performing and are being managed. The diagnostic imaging and radiation oncology industry continues to experience significant consolidation. These activities have led to significant charges to earnings, such as those resulting from acquisition costs, and to significant variations among companies with respect to capital structures and cost of capital (which affect interest expense) and differences in taxation and book depreciation of facilities and equipment (which affect relative depreciation expense), including significant differences in the depreciable lives of similar assets among various companies. In addition, management believes that because of the variety of equity awards used by companies, the varying methodologies for determining non-cash share-based compensation expense among companies and from period to period, and the subjective assumptions involved in that determination, excluding non-cash share-based compensation from Adjusted EBITDA enhances company-to-company comparisons over multiple fiscal periods and enhances the Company’s ability to analyze the performance of its diagnostic imaging and radiation oncology businesses.

In the future, the Company expects that it may incur expenses similar to the excluded items discussed above. Accordingly, the exclusion of these and other similar items in the Company’s non-GAAP presentation should not be interpreted as implying that these items are non-recurring, infrequent or unusual. The Non-GAAP Measures have certain limitations as analytical financial measures, which management compensates for by relying on the Company’s GAAP results to evaluate its operating performance and by considering independently the economic effects of the items that are or are not reflected in the Non-GAAP Measures. Management also compensates for these limitations by providing GAAP-based disclosures concerning the excluded items in the Company’s financial disclosures. As a result of these limitations and because the Non-GAAP Measures may not be directly comparable to similarly titled measures reported by other companies, however, the Non-GAAP Measures should not be considered as an alternative to the most directly comparable GAAP measure, or as an alternative to any other GAAP measure of operating performance.

Exhibit 99.1

The reconciliation of Adjusted EBITDA to net income (loss) is shown below:

	Quarter Ended March 31,		Twelve Months Ended March 31,
	2013	2014	2014
Net (loss) income attributable to Alliance HealthCare Services, Inc.	$(2,418)	$1,931	$(17,134)
Income tax (benefit) expense	(138)	1,507	(10,753)
Interest expense and other, net	12,272	6,238	33,136
Amortization expense	3,794	1,952	9,131
Depreciation expense	16,516	15,795	65,598
Share-based payment (included in selling, general and administrative expenses)	406	334	1,415
Severance and related costs	—
Noncontrolling interest in subsidiaries	2,830	3,049	13,260
Restructuring charges	1,473	1,025	6,734
Transaction costs	80	2	387
Impairment charges	—	—	13,031
Loss on extinguishment of debt	—	—	26,018
Other non-recurring charges (included in selling, general and administrative expenses	317	799	3,549
Other non-cash charges (included in other income and expense, net)	29	320	840
Total segment income	$35,161	$32,952	$145,212

The leverage ratio calculations as of March 31, 2014 are shown below:

Consolidated
Total debt	$514,694
Less: Cash and cash equivalents	(29,127)
Net debt	485,567

Last 12 months Adjusted EBITDA	145,212

Total leverage ratio	3.54x
Net leverage ratio	3.34x

The reconciliation of (loss) earnings per diluted share - GAAP to adjusted (loss) earnings per diluted share non-GAAP is shown below:

	Quarter Ended March 31,
	2013	2014
(Loss) earnings per diluted share- GAAP	$(0.23)	$0.18
Restructuring charges, net of taxes	0.14	0.09
Transaction costs, net of taxes	0.01	—
Legal matter expenses, net of taxes	0.03	0.07
GAAP income tax rate compared to our historical income tax rate	0.01	(0.06)
Adjusted Net (Loss) Income Per Share	$(0.04)	$0.28

Exhibit 99.1

The reconciliation from net income to Adjusted EBITDA for the 2014 guidance range is shown below (in millions):

	2014 Full Year
	Guidance Range
Net income	$20	$28
Income tax expense	15	17
Depreciation expense; amortization expense; interest expense and other, net; noncontrolling interest in subsidiaries; share-based payment and other expenses	105	115
Adjusted EBITDA	$140	$160

Exhibit 99.1

ALLIANCE HEALTHCARE SERVICES, INC.
SELECTED STATISTICAL INFORMATION

	Quarter Ended March 31,
	2013	2014
MRI
Average number of total systems	257.7	252.4
Average number of scan-based systems	215.7	209.4
Scans per system per day (scan-based systems)	8.18	8.14
Total number of scan-based MRI scans	114,991	111,187
Price per scan	$360.42	$353.32

Scan-based MRI revenue (in millions)	$41.5	$39.3
Non-scan based MRI revenue (in millions)	4.6	4.9
Total MRI revenue	$46.1	$44.2

PET/CT
Average number of systems	111.3	110.8
Scans per system per day	5.64	5.36
Total number of PET and PET/CT scans	37,301	33,757
Price per scan	$963	$959

PET/CT revenue	$36.8	$33.4

Radiation oncology
Linac treatments	14,675	18,004
Stereotactic radiosurgery patients	635	681

Radiation oncology revenue	$18.4	$20.7

Revenue breakdown
Total MRI revenue	$46.1	$44.2
PET/CT revenue	$36.8	$33.4
Radiation oncology revenue	$18.4	$20.7
Other modalities and other revenue	9.1	7.1
Total revenues	$110.4	$105.4

Total fixed-site imaging center revenue (in millions)	$29.9	$26.3

Exhibit 99.1

ALLIANCE HEALTHCARE SERVICES, INC.
SELECTED STATISTICAL INFORMATION
SAME STORE VOLUME

The Company utilizes same store volume growth as a historical statistical measure of the MRI and PET/CT imaging procedure, linear accelerator treatment and SRS case growth at its customers in a specified period on a year-over-year basis. Same store volume growth is calculated by comparing the cumulative scan, treatment or case volume at all locations in the current year quarter to the same quarter in the prior year. The group of customers whose volume is included in the scan or treatment volume totals is those that received service from Alliance for the full quarter in each of the comparison periods. A positive percentage represents growth over the prior year quarter and a negative percentage represents a decline over the prior year period. Alliance measures each of its major imaging and oncology modalities, MRI, PET/CT, linear accelerator and SRS, separately.

The imaging division same store volume growth/(decline) for the last four calendar quarters ended March 31, 2014 is as follows:

	Same Store Volume
	MRI	PET/CT
2013
Second Quarter	—%	0.8%
Third Quarter	1.2%	1.6%
Fourth Quarter	2.1%	(0.6)%

2014
First Quarter	(0.6)%	(6.1)%

The oncology division same store volume growth for the quarter ended March 31, 2014 is as follows:

	Same Store Volume
	Linac	SRS
2014
First Quarter	13.7%	4.4%